Exhibit 99.1

XPO Logistics Announces Fourth Quarter and Full Year 2018 Results

Updates 2019 financial targets

Board of directors authorizes an additional share repurchase of up to $1.5 billion of XPO common stock

GREENWICH, Conn. — February 14, 2019 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the fourth quarter and full year 2018. Fourth quarter revenue increased to $4.39 billion, compared with $4.19 billion for the same period in 2017. Net income attributable to common shareholders was $84 million for the quarter, compared with $189 million for the same period in 2017, which included a $173 million net benefit primarily related to the enactment of US tax reform. Diluted earnings per share was $0.62 for the quarter, compared with $1.42 for the same period in 2017.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $98 million for the fourth quarter 2018, compared with $59 million for the same period in 2017. Adjusted diluted earnings per share, a non-GAAP financial measure, was $0.72 for the quarter, compared with $0.45 for the same period in 2017.

Adjusted net income attributable to common shareholders and adjusted diluted earnings per share for the fourth quarter 2018 exclude: $26 million, or $19 million after-tax, of litigation costs for independent contractor matters; a benefit of $24 million, or $18 million after-tax, related to a gain on the sale of an equity investment; $19 million, or $14 million after-tax, of restructuring costs, primarily severance; $8 million, or $6 million after-tax, of transaction, integration and rebranding costs; and a benefit of $7 million, or $5 million after-tax, of non-cash unrealized gains on foreign currency contracts. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, increased to $380 million for the fourth quarter 2018, compared with $337 million for the same period in 2017. Adjusted EBITDA for the quarter excludes: $26 million of litigation costs for independent contractor matters; a $24 million benefit related to a gain on the sale of an equity investment; $19 million of restructuring costs, primarily severance; and $8 million of transaction, integration and rebranding costs.

For the fourth quarter 2018, the company generated cash flow from operations of $566 million and free cash flow, a non-GAAP financial measure, of $479 million. For full year 2018, the company generated cash flow from operations of $1.1 billion and free cash flow of $694 million, including an incremental benefit of approximately $200 million from trade receivables programs.

Financial Targets

The company updated its full-year 2019 targets as follows:

•	Revenue growth of 3% to 5%, which corresponds to organic revenue growth of 4% to 6% year-over-year;

•	Adjusted EBITDA in the range of $1.650 billion to $1.725 billion, an increase of 6% to 10% year-over-year, versus the prior target of 12% to 15%;

•	Free cash flow in the range of $525 million to $625 million, versus the prior target of approximately $650 million;

•	Net capital expenditures in the range of $400 million to $450 million;

•	Depreciation and amortization in the range of $765 million to $785 million;

•	Effective tax rate in the range of 26% to 29%; and

•	Cash taxes in the range of $165 million to $190 million.

The company’s 2019 targets for free cash flow and cash taxes assume a cash interest expense of $275 million to $315 million based on additional debt of $1 billion in 2019 to repurchase shares. The company expects working capital to be a use of cash in 2019 as it funds its revenue growth, offset in part by incremental year-over-year proceeds of $125 million to $150 million from trade receivables programs.

Share Repurchase Programs

On February 4, 2019, the company completed the share repurchase program announced in December 2018. A total of 18 million shares of XPO common stock were retired for approximately $1 billion ($56.09 average share price).

On February 13, 2019, the company’s board of directors authorized a new share repurchase program of up to $1.5 billion of XPO common stock. The company is not obligated to repurchase any specific number of shares, and may suspend or discontinue the program at any time. The company intends to fund the program with available cash from operations and financing sources.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “For the full year, we delivered 12.3% revenue growth, 9.3% organic growth and $1.56 billion of adjusted EBITDA – up 14.3% over 2017. However, we missed our fourth quarter forecast for adjusted EBITDA, primarily due to headwinds in France and the UK and a loss of profit in the postal injection business with our largest customer.

“In the fourth quarter, we generated 12.4% organic revenue growth in our logistics segment, driven by global demand for e-commerce. In North American transportation, we improved our less-than-truckload adjusted operating ratio by 260 basis points to a fourth quarter best of 87.3%. Better working capital management allowed us to outperform on cash in the quarter and surpass our cumulative 2017-2018 free cash flow target of $1 billion.”

Jacobs continued, “We expect that our adjusted EBITDA growth this year will be in the range of 6% to 10%. This anticipates the impact of our largest customer substantially downsizing its business portfolio with us starting in the first quarter, as well as our more cautious view of Europe. We updated our target for free cash flow to align with our adjusted EBITDA forecast and our expectation of higher interest expense associated with our new share repurchase authorization. As we look ahead, we’re confident in our ability to create meaningful shareholder value.”

Fourth Quarter 2018 Results by Segment

•

Transportation: The company’s transportation segment generated revenue of $2.83 billion for the quarter, compared with $2.78 billion for the same period in 2017. Segment revenue growth was led by less-than-truckload in North America and Europe, and by European truckload and freight brokerage.

Operating income for the transportation segment decreased to $106 million in the quarter, compared with $131 million for the same period in 2017. Adjusted EBITDA for the segment increased to $272 million, compared with $264 million for the same period in 2017. The operating ratio for North American less-than-truckload was 89.2%; and the adjusted operating ratio was a fourth quarter record of 87.3%, a 260 basis point improvement year-over-year.

•

Logistics: The company’s logistics segment generated revenue of $1.59 billion for the quarter, a 10.0% increase from the same period in 2017. Organic revenue growth, which excludes the impacts of fuel and foreign exchange, was 12.4% year-over-year. Segment revenue growth was led by rising demand for e-commerce logistics globally, and by the consumer packaged goods and food and beverage sectors in North America and the fashion sector in Europe.

Operating income for the logistics segment decreased to $42 million, compared with $52 million for the same period in 2017. Adjusted EBITDA for the segment was $127 million, an increase of 11.4% from a year ago. The decrease in operating income primarily reflects higher depreciation expense from prior capital investments associated with new business wins and higher restructuring costs to improve future profitability. The increase in adjusted EBITDA reflects the impact of a record 118 contract start-ups in 2018, including 28 in the fourth quarter.

•

Corporate: Corporate SG&A expense was $22 million for the quarter, compared with $57 million for the same period in 2017. The year-over-year decrease in corporate expense primarily reflects lower share-based compensation expense tied to the company’s stock price and lower bonus expense.

Full Year 2018 Financial Results

For the full year 2018, the company reported revenue of $17.28 billion, a 12.3% increase from $15.38 billion for 2017. Organic revenue growth, which excludes the impacts of fuel and foreign exchange, was 9.3% year-over-year. Net income attributable to common shareholders was $390 million for 2018, compared with $312 million for 2017. Diluted earnings per share was $2.88 for 2018, compared with $2.45 for 2017.

Adjusted net income attributable to common shareholders was $432 million for 2018, compared with $249 million for 2017. Adjusted diluted earnings per share was $3.19 for 2018, compared with $1.95 for 2017.

Adjusted net income attributable to common shareholders and adjusted diluted earnings per share for the full year 2018 exclude: $33 million, or $27 million after-tax, of transaction, integration and rebranding costs; $27 million, or $20 million after-tax, of debt extinguishment costs; a $26 million, or $19 million after-tax, of litigation costs for independent contractor matters; a benefit of $24 million, or $18 million after-tax, related to a gain on the sale of an equity investment; $21 million, or $15 million after-tax, of restructuring costs, primarily severance; and a benefit of $20 million, or $15 million after-tax, from non-cash unrealized gains on foreign currency contracts.

Adjusted EBITDA for the full year 2018 increased to $1.56 billion, compared with $1.37 billion for 2017. Adjusted EBITDA for 2018 excludes: $33 million of transaction, integration and rebranding costs; $26 million of litigation costs for independent contractor matters; a $24 million benefit related to a gain on the sale of an equity investment; and $21 million of restructuring costs, primarily severance.

Conference Call

The company will hold a conference call on Friday, February 15, 2019, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until March 15, 2019. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13686463.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 32 countries, with 1,535 locations and more than 100,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. xpo.com

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this document.

XPO’s non-GAAP financial measures for the quarter and year ended December 31, 2018 used in this release include: earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA on a consolidated basis and for our transportation and logistics segments; free cash flow; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”); net revenue for our transportation and logistics segments and intersegment eliminations; adjusted operating income and adjusted operating ratio for our North American less-than-truckload business; and organic revenue growth on a consolidated basis and for our logistics segment.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction, integration and rebranding costs, restructuring costs, litigation costs for independent contractor matters and the gain on sale of an equity investment. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and include transaction costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments primarily relate to the rebranding of the XPO Logistics name on our truck fleet and buildings. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Litigation costs refer to settlement and related costs associated with independent contractor claims in our last mile business. The gain on sale of an equity investment relates to the sale of a non-strategic equity ownership interest in a private company. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction, integration, restructuring and rebranding costs and amortization expenses and, (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations and fuel surcharges.

With respect to our 2019 financial targets for adjusted EBITDA and free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our 2019 financial targets for our consolidated revenue and organic revenue growth, adjusted EBITDA, free cash flow, net capital expenditures, depreciation and amortization, effective tax rate and cash taxes. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

XPO Logistics, Inc.

Tavio Headley

+1-203-930-1602

tavio.headley@xpo.com

Media Contact

XPO Logistics, Inc.

Erin Kurtz

+1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$4,389	$4,194	$17,279	$15,381
Operating expenses
Cost of transportation and services	2,265	2,230	9,013	8,132
Direct operating expense	1,512	1,390	5,725	5,006
Sales, general and administrative expense	486	448	1,837	1,661

Total operating expenses	4,263	4,068	16,575	14,799

Operating income	126	126	704	582

Other expense (income)	(42)	(21)	(109)	(57)
Foreign currency (gain) loss	(2)	4	3	58
Debt extinguishment loss	—	22	27	36
Interest expense	52	62	217	284

Income before income tax provision (benefit)	118	59	566	261
Income tax provision (benefit)	27	(148)	122	(99)

Net income	91	207	444	360
Net income attributable to noncontrolling interests	—	(2)	(22)	(20)

Net income attributable to XPO	$91	$205	$422	$340

Net income attributable to common shareholders * [1]	$84	$189	$390	$312

Basic earnings per share [1]	$0.67	$1.57	$3.17	$2.72
Diluted earnings per share [1]	$0.62	$1.42	$2.88	$2.45

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	126	120	123	115
Diluted weighted-average common shares outstanding	137	133	135	128

* Net income attributable to common shareholders reflects the following items:
Non-cash allocation of undistributed earnings	$6	$15	$29	$25
Preferred dividends	1	1	3	3

[1]

The sum of quarterly net income attributable to common shareholders and earnings per share may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods and the impact of the two-class method of calculating earnings per share.

XPO Logistics, Inc.

Consolidated Balance Sheets

(In millions, except per share data)

	December 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$502	$397
Accounts receivable, net of allowances of $52 and $42, respectively	2,596	2,725
Other current assets	590	466

Total current assets	3,688	3,588

Property and equipment, net of $1,585 and $1,110 in accumulated depreciation, respectively	2,605	2,664
Goodwill	4,467	4,564
Identifiable intangible assets, net of $706 and $560 in accumulated amortization, respectively	1,253	1,435
Other long-term assets	257	351

Total long-term assets	8,582	9,014

Total assets	$12,270	$12,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,258	$1,251
Accrued expenses	1,480	1,526
Short-term borrowings and current maturities of long-term debt	367	104
Other current liabilities	208	116

Total current liabilities	3,313	2,997

Long-term debt	3,902	4,418
Deferred tax liability	444	419
Employee benefit obligations	153	162
Other long-term liabilities	488	596

Total long-term liabilities	4,987	5,595

Stockholders’ equity:
Convertible perpetual preferred stock, $0.001 par value; 10 shares authorized; 0.07 of Series A shares issued and outstanding as of December 31, 2018 and 2017, respectively	41	41
Common stock, $0.001 par value; 300 shares authorized; 116 and 120 shares issued and outstanding as of December 31, 2018 and 2017, respectively	—	—
Additional paid-in capital	3,311	3,590
Retained earnings (accumulated deficit)	377	(43)
Accumulated other comprehensive (loss) income	(154)	16

Total stockholders’ equity before noncontrolling interests	3,575	3,604

Noncontrolling interests	395	406

Total equity	3,970	4,010

Total liabilities and equity	$12,270	$12,602

XPO Logistics, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Years Ended
	December 31,
	2018	2017
Operating activities
Net income	$444	$360
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	716	658
Stock compensation expense	49	79
Accretion of debt	15	19
Deferred tax expense (benefit)	45	(158)
Debt extinguishment loss	27	36
Unrealized (gain) loss on foreign currency option and forward contracts	(20)	49
Gain on sale of equity investment	(24)	—
Other	—	13
Changes in assets and liabilities:
Accounts receivable	(13)	(320)
Other assets	(49)	(92)
Accounts payable	35	140
Accrued expenses and other liabilities	(123)	1

Net cash provided by operating activities	1,102	785

Investing activities
Payment for purchases of property and equipment	(551)	(504)
Proceeds from sale of assets	143	118
Other	8	—

Net cash used by investing activities	(400)	(386)

Financing activities
Proceeds from issuance of debt	1,074	819
Repurchase of debt	(1,225)	(1,387)
Proceeds from borrowings on ABL facility	1,355	995
Repayment of borrowings on ABL facility	(1,455)	(925)
Repayment of long-term debt and capital leases	(119)	(106)
Payment for debt issuance costs	(10)	(17)
Proceeds from forward sale settlement	349	—
Proceeds from common stock offering	—	288
Repurchase of common stock	(536)	—
Change in bank overdrafts	—	(3)
Payment for tax withholdings for restricted shares	(53)	(17)
Dividends paid	(8)	(7)
Other	8	(6)

Net cash used by financing activities	(620)	(366)

Effect of exchange rates on cash, cash equivalents and restricted cash	(17)	16
Net increase in cash, cash equivalents and restricted cash	65	49
Cash, cash equivalents and restricted cash, beginning of period *	449	400

Cash, cash equivalents and restricted cash, end of period *	$514	$449

*

In connection with the adoption of Accounting Standards Update 2016-18, the Company is required to reconcile to cash, cash equivalents and restricted cash in its cash flow statement. Restricted cash was $12 million, $52 million and $27 million at December 31, 2018, December 31, 2017 and December 31, 2016, respectively. The prior period presentation has been recasted to reflect the current period presentation.

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,				Years Ended December 31,
	2018	2017	$ Variance	Change %	2018	2017	$ Variance	Change %
Revenue	$2,831	$2,782	$49	1.8%	$11,343	$10,276	$1,067	10.4%
Cost of transportation and services	2,075	2,042	33	1.6%	8,225	7,423	802	10.8%

Net revenue [a]	756	740	16	2.2%	3,118	2,853	265	9.3%

Direct operating expense	345	338	7	2.1%	1,356	1,280	76	5.9%
Sales, general and administrative expense
Salaries and benefits	162	161	1	0.6%	618	560	58	10.4%
Other sales, general and administrative expense	67	38	29	76.3%	186	167	19	11.4%
Purchased services	29	30	(1)	-3.3%	130	130	—	0.0%
Depreciation and amortization	47	42	5	11.9%	182	169	13	7.7%

Total sales, general and administrative expense	305	271	34	12.5%	1,116	1,026	90	8.8%

Operating income	$106	$131	$(25)	-19.1%	$646	$547	$99	18.1%

Other income (expense) [b]	10	5	5	100.0%	41	20	21	105.0%
Total depreciation and amortization	114	112	2	1.8%	461	447	14	3.1%

EBITDA [a]	$230	$248	$(18)	-7.3%	$1,148	$1,014	$134	13.2%

Transaction, integration and rebranding costs	5	16	(11)	-68.8%	13	51	(38)	-74.5%
Restructuring costs [c]	11	—	11	100.0%	12	—	12	100.0%
Litigation costs	26	—	26	100.0%	26	—	26	100.0%

Adjusted EBITDA [a] *	$272	$264	$8	3.0%	$1,199	$1,065	$134	12.6%

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.
[b]	Other income (expense) consists of pension income and is included in Other expense (income) on the Consolidated Statement of Income.
[c]

For the nine months ended September 30, 2018, restructuring costs of $1 million were included in Transaction, integration and rebranding. These costs are reflected in the Restructuring line for the year ended December 31, 2018 to conform to the current presentation.

*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the Consolidated Statements of Income.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue
North America
Freight Brokerage	$742	$767	$2,920	$2,516
Less-Than-Truckload	940	887	3,830	3,641
Last Mile	287	287	1,065	966
Managed Transport	101	122	462	494

Total North America	2,070	2,063	8,277	7,617
Europe
Freight Brokerage and Truckload	456	434	1,864	1,632
Less-Than-Truckload	252	233	1,009	878

Total Europe	708	667	2,873	2,510
Global Forwarding	87	81	338	301
Eliminations	(34)	(29)	(145)	(152)

Total Revenue	$2,831	$2,782	$11,343	$10,276

Net Revenue
North America
Freight Brokerage	$138	$130	$514	$395
Less-Than-Truckload	362	339	1,520	1,439
Last Mile	68	78	295	280
Managed Transport	22	27	97	110

Total North America	590	574	2,426	2,224
Europe	151	153	634	578
Global Forwarding	15	13	58	51

Total Net Revenue [a]	$756	$740	$3,118	$2,853

Net Revenue %
North America
Freight Brokerage	18.6%	17.0%	17.6%	15.7%
Less-Than-Truckload	38.5%	38.1%	39.7%	39.5%
Last Mile	23.9%	27.2%	27.7%	29.0%
Managed Transport	21.7%	22.1%	21.1%	22.2%

Total North America	28.5%	27.8%	29.3%	29.2%
Europe	21.3%	23.0%	22.1%	23.0%
Global Forwarding	16.8%	16.3%	17.2%	16.9%

Overall Net Revenue %	26.7%	26.6%	27.5%	27.8%

Direct Operating Expense
North America
Freight Brokerage	$25	$24	$94	$88
Less-Than-Truckload	175	172	681	682
Last Mile	25	20	89	68
Managed Transport	15	19	69	65

Total North America	240	235	933	903
Europe	102	100	410	363
Global Forwarding	3	3	13	14

Total Direct Operating Expense	$345	$338	$1,356	$1,280

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended December 31,
	2018	2017
Number of Working Days	61.0	60.5

Lbs. per Day (Thousands)	74,366	75,194

% Change in Lbs. per Day*	-1.1%	2.9%

Shipments per Day	51,919	53,791

% Change in Shipments per Day*	-3.5%	-0.5%

Avg. Weight per Shipment (in pounds)	1,432	1,398

% Change in Weight per Shipment*	2.5%	3.4%

Gross Revenue per Shipment	$301.29	$285.87

Gross Revenue per Hundred Weight (including fuel surcharges)	$21.03	$20.45

Gross Revenue per Hundred Weight (excluding fuel surcharges)	$17.99	$17.79

% Change in Gross Revenue per Hundred Weight*
Including fuel surcharges	2.9%	4.8%
Excluding fuel surcharges	1.1%	2.6%

Average Length of Haul (in Miles)	815.1	821.7

Total Average Load Factor**	22,450	22,731

Average Age of Tractor Fleet (Years)	5.27	5.22

*	Compared with the same quarter of the previous year.
**	Total Average Load Factor equals freight pound miles divided by total linehaul miles.

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended December 31,				Years Ended December 31,
	2018	2017	$ Variance	Change %	2018	2017	$ Variance	Change %
Revenue (excluding fuel surcharge revenue)	$791	$755	$36	4.8%	$3,230	$3,140	$90	2.9%
Fuel surcharge revenue	138	121	17	14.0%	552	455	97	21.3%

Revenue	929	876	53	6.1%	3,782	3,595	187	5.2%
Salaries, wages and employee benefits	442	422	20	4.7%	1,754	1,697	57	3.4%
Purchased transportation	100	108	(8)	-7.4%	400	438	(38)	-8.7%
Fuel and fuel-related taxes	75	64	11	17.2%	293	234	59	25.2%
Depreciation and amortization	60	56	4	7.1%	243	233	10	4.3%
Other operating expenses	113	110	3	2.7%	476	453	23	5.1%
Maintenance	25	25	—	0.0%	102	107	(5)	-4.7%
Rents and leases	11	11	—	0.0%	44	42	2	4.8%
Purchased labor	3	4	(1)	-25.0%	12	14	(2)	-14.3%

Operating income	100	76	24	31.6%	458	377	81	21.5%

Operating ratio [a]	89.2%	91.3%			87.9%	89.5%

Transaction, integration and rebranding costs	—	1	(1)	-100.0%	—	19	(19)	-100.0%
Restructuring costs	3	—	3	100.0%	3	—	3	100.0%
Amortization expense	8	9	(1)	-11.1%	33	34	(1)	-2.9%
Other income	7	3	4	133.3%	29	12	17	141.7%

Adjusted operating income [b]	$118	$89	$29	32.6%	$523	$442	$81	18.3%

Adjusted operating ratio [c]	87.3%	89.9%			86.2%	87.7%

[a]	Operating ratio is calculated as (1 - (Operating income divided by Revenue)).
[b]	See the “Non-GAAP Financial Measures” section of the Press Release.
[c]	Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,				Years Ended December 31,
	2018	2017	$ Variance	Change %	2018	2017	$ Variance	Change %
Revenue	$1,592	$1,447	$145	10.0%	$6,065	$5,229	$836	16.0%
Cost of transportation and services	224	222	2	0.9%	917	827	90	10.9%

Net revenue [a]	1,368	1,225	143	11.7%	5,148	4,402	746	16.9%

Direct operating expense	1,168	1,053	115	10.9%	4,370	3,727	643	17.3%
Sales, general and administrative expense
Salaries and benefits	78	63	15	23.8%	295	248	47	19.0%
Other sales, general and administrative expense	36	17	19	111.8%	103	62	41	66.1%
Purchased services	20	21	(1)	-4.8%	81	87	(6)	-6.9%
Depreciation and amortization	24	19	5	26.3%	83	76	7	9.2%

Total sales, general and administrative expense	158	120	38	31.7%	562	473	89	18.8%

Operating income	$42	$52	$(10)	-19.2%	$216	$202	$14	6.9%

Other income (expense) [b]	7	5	2	40.0%	31	20	11	55.0%
Total depreciation and amortization	72	54	18	33.3%	244	203	41	20.2%

EBITDA [a]	$121	$111	$10	9.0%	$491	$425	$66	15.5%

Transaction, integration and rebranding costs	1	3	(2)	-66.7%	4	16	(12)	-75.0%
Restructuring costs [c]	5	—	5	100.0%	6	—	6	100.0%

Adjusted EBITDA [a] *	$127	$114	$13	11.4%	$501	$441	$60	13.6%

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.
[b]	Other income (expense) consists of pension income and is included in Other expense (income) on the Consolidated Statement of Income.
[c]

For the nine months ended September 30, 2018, restructuring costs of $1 million were included in Transaction, integration and rebranding. These costs are reflected in the Restructuring line for the year ended December 31, 2018 to conform to the current presentation.

*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the Consolidated Statements of Income.

Logistics

Key Data by Geography

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue
North America	$645	$551	$2,358	$2,024
Europe	947	896	3,707	3,205

Total Revenue	$1,592	$1,447	$6,065	$5,229

Net Revenue
North America	$619	$541	$2,254	$1,982
Europe	749	684	2,894	2,420

Total Net Revenue [a]	$1,368	$1,225	$5,148	$4,402

Direct Operating Expense
North America	$563	$485	$2,019	$1,755
Europe	605	568	2,351	1,972

Total Direct Operating Expense	$1,168	$1,053	$4,370	$3,727

Gross Margin
North America	$56	$56	$235	$227
Europe	144	116	543	448

Total Gross Margin	$200	$172	$778	$675

Gross Margin %
North America	8.7%	10.2%	10.0%	11.2%
Europe	15.2%	13.0%	14.6%	14.0%

Total Gross Margin %	12.6%	11.9%	12.8%	12.9%

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Corporate

Summary of Sales, General and Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended December 31,				Years Ended December 31,
	2018	2017	$ Variance	Change %	2018	2017	$ Variance	Change %
Sales, general and administrative expense
Salaries and benefits	$(1)	$36	$(37)	-102.8%	$77	$91	$(14)	-15.4%
Other sales, general and administrative expense	5	6	(1)	-16.7%	13	16	(3)	-18.8%
Purchased services	15	12	3	25.0%	57	52	5	9.6%
Depreciation and amortization	3	3	—	0.0%	11	8	3	37.5%

Total sales, general and administrative expense	$22	$57	$(35)	-61.4%	$158	$167	$(9)	-5.4%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,				Years Ended December 31,
	2018	2017	$ Variance	Change %	2018	2017	$ Variance	Change %
Revenue	$(34)	$(35)	$1	-2.9%	$(129)	$(124)	$(5)	4.0%
Cost of transportation and services	(34)	(34)	—	0.0%	(129)	(118)	(11)	9.3%

Net revenue [a]	—	(1)	1	-100.0%	—	(6)	6	-100.0%

Direct operating expense	—	(1)	1	-100.0%	(1)	(1)	—	0.0%
Sales, general and administrative expense
Salaries and benefits	—	—	—	0.0%	—	(2)	2	-100.0%
Other sales, general and administrative expense	—	—	—	0.0%	(1)	(2)	1	-50.0%
Purchased services	—	—	—	0.0%	2	(1)	3	-300.0%
Depreciation and amortization	—	—	—	0.0%	—	—	—	0.0%

Total sales, general and administrative expense	—	—	—	0.0%	1	(5)	6	-120.0%

Operating income	$—	$—	$—	—	$—	$—	$—	—

Note: Intersegment Eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income component line items in the Consolidated Statements of Income and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General and Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended December 31,				Years Ended December 31,
	2018	2017	$ Variance	Change %	2018	2017	$ Variance	Change %
Net income attributable to common shareholders [1]	$84	$189	$(105)	-55.6%	$390	$312	$78	25.0%
Distributed and undistributed net income [1]	7	16	(9)	-56.3%	32	28	4	14.3%
Net income attributable to noncontrolling interests	—	2	(2)	-100.0%	22	20	2	10.0%

Net income	91	207	(116)	-56.0%	444	360	84	23.3%

Debt extinguishment loss	—	22	(22)	-100.0%	27	36	(9)	-25.0%
Other Interest expense	52	62	(10)	-16.1%	217	284	(67)	-23.6%
Loss on conversion of convertible senior notes	—	—	—	0.0%	—	1	(1)	-100.0%
Income tax provision (benefit)	27	(148)	175	-118.2%	122	(99)	221	-223.2%
Depreciation and amortization expense	188	170	18	10.6%	716	658	58	8.8%
Unrealized (gain) loss on foreign currency option and forward contracts	(7)	1	(8)	-800.0%	(20)	49	(69)	-140.8%

EBITDA [a]	$351	$314	$37	11.8%	$1,506	$1,289	$217	16.8%

Transaction, integration and rebranding costs	8	23	(15)	-65.2%	33	78	(45)	-57.7%
Restructuring costs [b]	19	—	19	100.0%	21	—	21	100.0%
Litigation costs	26	—	26	100.0%	26	—	26	100.0%
Gain on sale of equity investment	(24)	—	(24)	100.0%	(24)	—	(24)	100.0%

Adjusted EBITDA [a]	$380	$337	$43	12.8%	$1,562	$1,367	$195	14.3%

[1]

The sum of quarterly net income attributable to common shareholders and distributed and undistributed net income may not equal year-to-date amounts due to the impact of the two-class method of calculating earnings per share.

[a]	See the “Non-GAAP Financial Measures” section of the Press Release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.
[b]

For the nine months ended September 30, 2018, restructuring costs of $2 million were included in Transaction, integration and rebranding. These costs are reflected in the Restructuring line for the year ended December 31, 2018 to conform to the current presentation.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income and Net Income Per Share to

Adjusted Net Income and Adjusted Net Income Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
GAAP net income attributable to common shareholders	$84	$189	$390	$312
Debt extinguishment loss	—	22	27	36
Unrealized (gain) loss on foreign currency option and forward contracts	(7)	1	(20)	49
Transaction, integration and rebranding costs	8	23	33	78
Restructuring costs [b]	19	—	21	—
Litigation costs	26	—	26	—
Gain on sale of equity investment	(24)	—	(24)	—
Loss on conversion of convertible senior notes	—	—	—	1
Income tax associated with the adjustments above [1]	(6)	(16)	(15)	(55)
Impact of tax reform act	—	(173)	—	(173)
Discrete and other tax-related adjustments [2]	—	3	—	(2)
Impact of noncontrolling interests on above adjustments	(1)	(1)	(2)	(3)
Allocation of undistributed earnings	(1)	11	(4)	6

Adjusted net income attributable to common shareholders [a]	$98	$59	$432	$249

Adjusted basic earnings per share [a]	$0.78	$0.49	$3.51	$2.16
Adjusted diluted earnings per share [a]	$0.72	$0.45	$3.19	$1.95

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	126	120	123	115
Diluted weighted-average common shares outstanding	137	133	135	128

[1] This line item reflects the aggregate tax benefit (provision) of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Loss on conversion of convertible senior notes	$—	$—	$—	$—
Debt extinguishment loss	—	8	7	12
Unrealized (gain) loss on foreign currency option and forward contracts	(2)	—	(5)	17
Transaction, integration and rebranding costs	2	8	6	26
Restructuring costs	5	—	6	—
Litigation costs	7	—	7	—
Gain on sale of equity investment	(6)	—	(6)	—

	$6	$16	$15	$55

[2]	2017 primarily reflects adjustments to reserves related to uncertain tax positions, partially offset by a tax benefit related to a tax rate change in France and Belgium.
[a]	See the “Non-GAAP Financial Measures” section of the Press Release.
[b]

For the nine months ended September 30, 2018, restructuring costs of $2 million were included in Transaction, integration and rebranding. These costs are reflected in the Restructuring line for the year ended December 31, 2018 to conform to the current presentation.

XPO Logistics, Inc.

Reconciliation of Cash Flows From Operating Activities to Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Cash flows provided by operating activities	$566	$265	$1,102	$785
Payment for purchases of property and equipment	(138)	(114)	(551)	(504)
Proceeds from sales of assets	51	59	143	118

Free Cash Flow [a]	$479	$210	$694	$399

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Logistics, Inc.

Reconciliation of GAAP Revenue to Organic Revenue

(Unaudited)

(In millions)

	Logistics		Consolidated
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue	$1,592	$1,447	$17,279	$15,381
Fuel	—	—	(1,788)	(1,441)
Foreign Exchange Rates	34	—	(251)	—

Organic Revenue	$1,626	$1,447	$15,240	$13,940

Organic Revenue Growth [a]	12.4%		9.3%

[a]

Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2017 organic revenue. See the “Non-GAAP Financial Measures” section of the Press Release.